SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 January 4, 2000
                        ---------------------------------
                        (Date of earliest event reported)

                               SAFETY-KLEEN CORP.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

 Delaware                           001-8368                    51-0228924
 -------------------------------------------------------------------------------
(State of                     (Commission File No.)          (IRS Employer
Incorporation)                                               identification No.)


                         1301 Gervais Street, Suite 300,
                         Columbia, South Carolina 29201
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (803) 933-4200
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events

         On January 4, 2000, Safety-Kleen Corp. (NYSE:SK) issued a press release, the full text of which is reproduced below. In addition, on January 4, 2000, the Company conducted an analysts' call during which it released certain other financial information set forth under the caption "Additional Information."


                              For Immediate Release

                          SAFETY-KLEEN CORP. ANNOUNCES
                   FIRST QUARTER FISCAL 2000 OPERATING RESULTS


Columbia, S.C., -- January 4, 2000 -- Safety-Kleen Corp. (NYSE: SK) today announced operating results for the first quarter ended November 30, 1999.

Revenue for the first quarter totaled $408.5 million compared to $467.0 million for the similar quarter one year ago. Revenue for the first quarter last year included $31.7 million of revenue from the Company's deconsolidated European operations and $19.4 million from harbor dredging, treatment and placement related projects, neither of which contributed to the first quarter's revenue this year.

Operating income for the first quarter was $83.1 compared to $90.2 million in the prior year. Operating margins increased to 20.3% from 19.3% in the same quarter of fiscal 1999.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter totaled $116.8 million compared to $127.5 million recorded in the prior year. EBITDA margins rose to 28.6% from 27.3% in the prior year.

Net income for the first quarter of fiscal 2000 was $24.7 million compared with $27.8 million in the same quarter in the prior year. On a diluted basis, net income was $0.25 per share for the quarter compared to $0.27 per share reported in the prior year. Average shares outstanding for the first quarters of fiscal 2000 and 1999 on a diluted basis were 100.6 million and 111.2 million, respectively. The reduction in diluted shares reflects the repurchase of the $350 million 5% subordinated convertible pay-in-kind debenture in August of 1999.

Commenting on the results, President and Chief Executive Office, Kenneth W. Winger noted, "We continue to see excellent momentum and growth potential in several of our key lines of business, however, our first quarter industrial services revenue performance was disappointing overall. Growth was impacted as we came off a strong year-end sales emphasis while fewer sales/service work-days in the

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


quarter, compared to the fourth quarter, compounded the shortfall. We remain confident in our growth potential and plans as we continue through the fiscal year. Continued integration of business systems and procedures will allow us to better address customer needs, improve cash flows and add value for our shareholders."

Safety-Kleen Corp. is the leading industrial waste service company for both hazardous and non-hazardous waster streams. From collection through recycle and disposal, the Company provides comprehensive waste management services to over 400,000 customers in North America.

For further information contact:
--------------------------------
Kenneth W. Winger, President and Chief Executive Officer - (803) 933-4212
Paul R. Humphreys, Senior Vice President, Finance and Chief Financial Officer -
(803) 933-4261
Safety-Kleen Investor Relations - (803) 933-4285

Private Securities Litigation Reform Act:
-----------------------------------------
Sections of this release constitute forward-looking statements that involve a number of risks and uncertainties. Many factors could cause actual results to differ materially from our expected results. These factors include risks associated with acquisitions; achievement of synergy objectives; the attainment of revenue growth targets; the adoption of new environmental laws and regulations and how they are interpreted and enforced; changes in demand for the Company's services; competition; and prices for petroleum-based products.

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

                                           SAFETY-KLEEN CORP.
                                    CONSOLIDATED STATEMENTS OF INCOME
                                 ($ in thousands, except per share data)
                                               (Unaudited)

                                                      -----------------------
                                                         Three Months Ended
                                                             November 30
                                                      -----------------------
                                                         1999          1998

Revenues                                              $ 408,481     $ 467,019

Expenses:
   Operating                                            257,472       305,048
                                                      ---------     ---------
   Selling, general and administrative                   34,250        34,500
EBITDA                                                  116,759       127,471
                                                      ---------     ---------
Depreciation and amortization                            33,703        37,295
Operating Income                                         83,056        90,176
Interest expense, net                                    40,135        43,084
                                                      ---------     ---------

Equity in earnings of associated company                  1,005             -
Income before income tax expense                         43,926        47,092
                                                      ---------     ---------
Income tax expense                                       19,219        19,320
                                                      ---------     ---------

Net income                                            $  24,707     $  27,772
                                                      =========     =========
Basic income per share:
   Net Income                                         $    0.25     $    0.32
                                                      =========     =========

   Weighted average common stock outstanding (000s)     100,637        87,844
                                                      =========     =========
Diluted income per share:
   Net Income                                         $    0.25     $    0.27
                                                      =========     =========
   Weighted average common stock outstanding and        100,637       111,242
     assumed conversions (000s)                       =========     =========

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


                  SAFETY-KLEEN CORP. FIRST QUARTER FISCAL 2000


                                               Three Months Ended November 30,
                                               --------------------------------
                                                       1999             1998
                                               --------------------------------
Components of revenue ($ in millions):
Collection and Recovery S
   Industrial Services                          $ 193.6    47%   $ 206.2    44%
   Commercial and Institutional Services          146.0    36%     134.7    29%
                                                -------   ----   -------   ----
Total Collection and Recovery Services            339.6    83%     340.9    73%

Treatment and Disposal Services                    68.9    17%      94.4    20%

European Operations                                  --     --      31.7     7%
                                                -------   ----   -------   ----
   Total revenue                                $ 408.5   100%   $ 467.0   100%
                                                =======   ====   =======   ====




Components of revenue change:                    Percentage Increase (Decrease)
                                                 Three Months Ended November 30,
                                                          1999 over 1998
                                                          --------------
Expansion of customer base by acquisition                        1.7%
Other, primarily through volume and price changes (Note 1)      (8.0%)
Divestitures and closures                                       (6.8%)
Foreign exchange rate changes                                    0.6%
                                                                 ----
   Total                                                       (12.5%)
                                                               =======



Note 1: Prior year revenue included approximately $19.4 million of harbor dredging and placement project revenues for which there was no contribution in the current period. Excluding revenues from these projects, the price and volume component of the change in revenue would have been a negative 4.3%.

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


Additional Information

         On January 5, 2000, the Company announced that its consolidated long term debt during the first quarter ended November 30, 1999 increased $86 million to $2,053.4 billion compared to the fourth quarter ended August 31, 1999. This increase was predominantly attributable to a net increase of $102 million in working capital, approximately $52 million of which related to an increase in outstanding consolidated accounts receivable. Although no assurance can be given, the Company expects to recapture $15 to $20 million of the increased accounts receivable during the three month period ended February 28, 2000, and an aggregate of $40 to $50 million during the balance of fiscal 2000. The increase in working capital was also attributable to a decrease in accounts payable, the purchase of trucks (which are expected to become lease arrangements) and increases in used oil held for sale and precious metals inventory. The Company also had non-recurring expenses of approximately $1 million associated with the consolidation of its corporate activities.

         Cash available at November 30, 1999 was approximately $6 million. The Company had approximately $175 million of availability under its working capital lines and revolving credit facility as at November 30, 1999.

         Cash expenditures for reserved environmental liabilities were approximately $7 million for the three months ended November 30, 1999. It is expected that these cash expenditures will range between $25 and $30 million for the year ended August 31, 2000.

         Cash interest was $40 million for the three months ended November 30, 1999. The Company has hedged approximately 65% of its floating rate debt and based on current market conditions expects to maintain an overall interest rate of 8.5% for the remainder of fiscal 2000.

         Although no assurances can be given, the Company anticipates earnings per share to grow moderately during the fiscal year ending August 31, 2000 compared to the earnings per fully diluted share of $1.03 during the fiscal year ended August 31, 1999.

         It is expected that revenues will be lower for the three month period ending February 29, 2000 compared to the three months ended November 30, 1999 due to the traditional seasonality impact of fewer working days and a decrease in customer activity associated with holiday down-time within their operations. In addition, the revenues for the three months ended February 28 had previously included the predecessor Safety-Kleen's year-end sales drive (December 31), which drive now coincides with the Company's August 31 fiscal year end.

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


         For the third and fourth quarters of fiscal 2000, the Company anticipates moderate revenue growth of 1.5% to 1.75% adjusted for differing business days (on a quarter-to-quarter basis) in its collection and recovery line of business. The Company also anticipates to generate revenues of approximately $300 million in fiscal 2000 in its treatment and disposal line of business. The Company's revenue estimates are based on current market conditions and could be impacted by any of the factors described in the following paragraph.

         Certain of the foregoing statements constitute forward-looking statements that involve a number of risks and uncertainties. Please refer to the statements under the heading "Private Securities Litigation Reform Act" contained in the press release set forth above for a list of factors that could cause actual results to differ from expected results. In addition, additional factors that could impact actual results include the following: impact of existing and new competitors; successful integration of the former Laidlaw and Safety-Kleen industrial sales forces; implementation of a common operational management information system in the industrial services and treatment and disposal lines of business; general level of economic activity in North America remaining constant; the ability of the company to effectively introduce new product offerings; the ability of the company to increase cash collection of accounts reeivable.


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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                             SAFETY-KLEEN CORP.


                             By:    /s/ Kenneth W. Winger
                                ---------------------------
                             Name:  Kenneth W. Winger
                             Title: President and Chief Executive Officer



                             By:     /s/ Paul R. Humphreys
                                ---------------------------
                             Name:   Paul R. Humphreys
                             Title:  Senior Vice President of Finance and
                                     Chief Financial Officer

Date: January 7, 2000

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